Lease Contract

Landlord (hereinafter referred to as Party A): Qing Tian

Tenant(hereinafter referred to as Party B): Law Anhou Insurance Agency Co., Ltd.

In accordance with the PRC Contract Act and based on the principle of equality and mutual benefitm Party A and Party B have reached an agreement through friendly consultation to conclude and abide by the following contract. Details of this contract are as follows:

1. Party A shall guarantee the lease meeting the relevant national regulations regarding house lease.

2. Party A hereby agrees to lease its property whose gross size is 600 square meters, located at Room 1906~1910, No. 215 Jiangdong Middle Road, Jing-Ye District, Nanjing City, China in good and tenantable condition to Party B for commercial use.

3. Party A shall provide real estate license (or proof of having rental rights), identity and other documents, Party B shall provide proof of identity documents or (business license). Each party may retain a copy of such documentation of the other party for record. All copies shall be used for this lease only.

4. (1) The lease term will be from 2 (month) 1 (day) 2014 (year) to 1 (month) 31 (day) 2019 (year).

(2) Party B guarantees such lease will be office use only and shall not engage in activities outside the scope of the business license, and all violations to law. Party B shall not sublet the lease to any third party.

(3) Upon the expiration of this lease, Party A is entitled to take back the lease and Party B shall return it on schedule. Any decoration and facilities for the lease during the lease period which are immovable shall transfer to the Party for free.

(4) If Party B request to renew this lease, Party B shall notify Party A in writing at least 3 months prior to the expiration of this lease. Both party shall sign the new lease agreement once Party agrees the renewal. Party B shall have the priority to renew this lease under the same conditions

5. Rent and Payment

(1). The rent for the lease is RMB 750,000 Yuan for the first year.

The rent for the lease is RMB 795,000 Yuan for the second year.

The rent for the lease is RMB 842,700 Yuan for the third year.

The rent for the lease is RMB 893,262 Yuan for the fourth year.

The rent for the lease is RMB 946,857 Yuan for the fifth year.

The rent is without tax. Party A shall assist to issue invoices, and Party B shall be responsible for the invoice taxes.

(2) The rent deposit is hundred thousand (¥ 100000). Party shall return the rent deposit without interest to Party B once the housing and all facilities, office furniture are without damage and settle the fees, and office has been vacated.

(3) Party B shall pay the rennet every 12 month to Party A with 1 month notice sent by Party A prior to the expiration of rennet. Party B shall pay the rent for next 12 months within 1 month prior to expiration of rent. Party B shall pay the rent deposit at the amount of ¥ 50000 on the effective date of this lease, the surplus rent and rent deposit at the amount of ¥ 800000 shall be made by January 30, 2014.

After receiving the costs related to issuing an invoice generated by the lease from Party B, in addition to providing the appropriate amount of rent deposit outside the invoices, Party B shall pay the rent by following rules:

Second payment: RMB 795,000 shall be paid before December 31th, 2014.

Third payment: RMB 842,700 shall be paid before December 31th, 2015

Fourth payment: RMB 893,262 shall be paid before December 31th, 2016

Fifth payment: RMB 946,857 shall be paid before December 31th, 2017

6. Relate fees and taxes

(1) Party A shall pay:

During the lease, houses and land property taxes paid by the Party A in accordance with laws.

(2) Party B shall pay:

Party B shall pay the costs associated with water, electricity, telecommunications, property management, and other pooled costs.

7. Repair and use

(1) During the warranty period, the Party A shall ensure the safe use of the lease. The housing and of standard facilities maintenance is the responsibilities of Party A. Party B shall be responsible for the damages incurred by improper use of facilities.

(2) By mutual agreement, Party B may do the housing rectification or renovation without destroying the house bearing structure by the engineering company designated by the Party A in accordance with the standard of at its expense with one copy of kept by Party A. Any drawings is Related to structural safety which must be submitted to the Party A and obtain the consent of Party A. In front of the door, any affairs related to environmental health, municipal, city, shall be handled by Party B.

8. Rights and Obligations

(1) Party A guarantees that it retain legitimate title to the lease.

(2) Name of landlord (Party A’s name) as required to change, the premise does not change the terms of the lease contract, Party B agrees to change name of the corresponding lease contract. If Party A would like to sell the lease shall notify Party with 2 month written notice and seek Party B’s written consent. Party B has the right to purchase the lease with the same conditions.

(3) Party A is responsible for providing related normal conditions of construction renovation, with the relevant procedures, coordination of construction disputes in neighboring relations.

(4) Party B is responsible for the daily safety within the lease area, health management. In the event of any illegal activities or safety shall be the liability of Party B.

(5) Any decoration and facilities for the lease during the lease period which are immovable shall transfer to the Party for free after expiration of this lease.

9. Obligations of breach of Party A

(1) Party A fails to comply with this lease and this lease is terminated accordingly, Party A shall pay Party B the one-month rent as penalty. Party A shall pay the penalty and damages.

(2) Party A breaches this lease by asking the Party B to return the lease, Party A shall compensate for the loss of housing improvements by diminishing year by year depreciation rate of 20% and other losses. Decoration is based on invoice amounts.

10. Obligation of breach of Party B

(1) During the lease, Party A retains the right to terminate this lease and the Party B shall return the lease to Party A upon the following conditions. Any decoration and facilities for the lease which are immovable shall transfer to the Party for free.

(A) Changes in rental purposes specified in this contract or the use of the premises for illegal activities;

(B) Delays the rent for more than 10 days; or

(C) Sublets the lease to other third party.

(2) During the lease, Party B terminates this lease without Party A’s consent, Party B shall settle all usage charges. Any decoration and facilities for the lease which are immovable shall transfer to the Party for free.

(3) In the event that Party B fails to pay the rent, for each overdue day, Party B shall pay the delay payment as two times daily rent to Party A.

(4) Upon the expiration of the lease, Party B fails to return as scheduled and the lease has not been renewed, Party B shall pay the occupancy as two times daily rent to Party A. The Party A is entitled to recover the lease once such occupancy is more than 10 days and Party will dispose any items left over in the house without Party B’s permission.

11. In the event that any matters are not covered in this lease, both parties may amendments to this lease. The amendments and attachments are part of this lease with same legal effect as this lease.

12. Any dispute arising from this lease which shall be negotiated by the parties or for mediation; if the negotiation or mediation fails, either party may file a lawsuit against the other party in the local people's court.

13. This lease will be effective after being signed by the representatives of both parties. There will be 4 copies of this lease and attachment, two for each party with same legal effects.

14. Bank information of Party A

Bank:	China Bank Nanjiang Jiangdong road Branch

Name: Qing Tian

Account: 6216666100001811313

Party A: Qing Tian	Party B: Law Anhou Insurance Agency Co., Ltd.

Representative:	Representative:

Date: January 17th, 2014	Date: January 17th, 2014